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Exhibit 99
JOINT FILING AGREEMENT
     Each of the undersigneds hereby agrees that the statement on Schedule 13G/A (Amendment No. 4) with respect to the ordinary shares, without nominal value, of SAP AG (f/k/a SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung) is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigneds pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. Each of the undersigneds hereby further agrees that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Dated: February 16, 2009

DIETMAR HOPP STIFTUNG, GMBH
By:	/s/ Dietmar Hopp
	Name:	Dietmar Hopp
	Title:	Managing Director

/s/ Dietmar Hopp
DIETMAR HOPP